Exhibit 10.5


                               PURCHASE CONTRACT


             THIS AGREEMENT made and entered into this 20th day of May 1996, between CORNERSTONE REALTY GROUP, INC., a Virginia corporation (hereinafter called "Purchaser") and BH APARTMENTS LIMITED PARTNERSHIP, a Texas limited partnership (hereinafter called "Seller").


                                   ARTICLE I
                                  THE PROPERTY

             1.1 Sale of Property. Seller agrees to sell and convey, and Purchaser agrees to purchase, Seller's real property known as BEACON HILL APARTMENTS located in CHARLOTTE, NC, with all buildings and improvements located thereon, as more particularly described in the attached legal description in Exhibit A including, but not limited to 349 individually heated and air conditioned apartment units, with all appurtenances, together with all appliances, drapes, carpeting, shrubbery and all other personal property used in connection with the premises, including, the inventory of personal property to be supplied by Seller and attached hereto as Exhibit B (all such real and personal property hereinafter collectively referred to as the "Property" unless the context clearly indicates otherwise).


                                   ARTICLE II
                           PAYMENT OF PURCHASE PRICE

             2.1 Purchase Price. The total purchase price shall be THIRTEEN MILLION THREE HUNDRED THOUSAND ($13,300,000) DOLLARS, subject to adjustments as hereinafter provided, and shall be paid to Seller at closing in funds available for investment by Seller on the date of Closing.

             2.2 Deposit. ONE HUNDRED THOUSAND ($100,000) DOLLARS to be placed in escrow at the end of the "Inspection Period" described in Article VI below. Said deposit shall be placed in escrow with Old Republic National Title Insurance Company or its authorized agent as an earnest money deposit which may be credited against the purchase price or applied as per Article XI below.


                                  ARTICLE III
                                 TITLE MATTERS

             3.1 Title. Seller, shall convey the Property to Purchaser subject only to the Permitted Exceptions, as hereinafter defined, pursuant to the instruments set forth in 7.2, below.

             3.2 Permitted Encumbrances; Title Defects; Election to Terminate. Seller has delivered to Purchaser a copy of Seller's title insurance policy showing the matters set forth on Exhibit "C". All of the matters shown on Exhibit "C" are referred to herein as "Permitted Encumbrances". Purchaser has obtained a commitment for Title Insurance (the commitment) together with copies of all of the instruments shown thereon which are not part of the Permitted Encumbrances. Seller has also delivered to Purchaser a copy of Seller's survey of the real property and improvements thereon and Purchaser has obtained an updated survey. Both the commitment and the survey shall be delivered to Purchaser at the cost and expense of Seller. In the event the commitment or the survey show any matters which may constitute an exception to title to the Property which is not a Permitted Encumbrance, Purchaser's sole remedy shall be to exercise its right to terminate this Agreement on or before 5:00pm Central Daylight Time on May 22, 1996, in which event the provisions of 6.2.3 shall apply. In the event there are exceptions to title shown on the commitment or the survey which are not listed in Exhibit "C" and Purchaser does not elect to terminate this Agreement within the period stated above, such additional items shall be deemed to be Permitted Exceptions and shall be referred to as such in the conveyance documents listed at 7.2, below.


                                   ARTICLE IV
                          PRORATIONS AND CLOSING COSTS

             4.1 Income and Expense Allocations and Prorations. The following shall be prorated at closing:

                  A. Taxes assessed upon the Property for calendar year 1996 shall be prorated based on 1995 taxes (unless the actual bills for 1996 taxes are available at or prior to Closing). Purchaser shall give Seller notice of its receipt and copies of the 1996 tax bills relating to the Property (or any part thereof) within ten (10) days of the date each is received. Taxes prorated at Closing shall be re-prorated between the parties within five (5) days of the date of such notice, but not later than November 30, 1996.

                  B. Utility charges shall not be prorated but, rather, instructions shall be given to the utility companies by Seller to read the meters on the date of Closing and to issue separate statements thereafter. If applicable, utility deposits will be credited to Seller and assigned to Purchaser at Closing. In the event that any provider of utilities refuses to issue separate statements, the charges made by such provider shall be prorated in the same manner as rents.

                  C. Prepaid or unpaid amounts due under service contracts which Purchaser assumes at Closing shall be prorated to the date of Closing. Any amounts prepaid to Seller under any long term contracts shown on Schedule "I" shall not be prorated.

                   D. Any other expenses and income attributable to the Property or the operation thereof which shall become the obligation of the Purchaser at Closing pursuant to any other provision of this Agreement shall be prorated as of Closing in the manner set forth in B, above.

             4.2 Closing Costs. Purchaser and Seller shall pay their customary share of all taxes, recording fees, if any, imposed on the Deed, or any other documents executed in connection with the transfer of the Property. Purchaser agrees to pay cost of title insurance and any fees or other amounts necessary to prepay the Existing Indebtedness (as hereinafter defined). As used herein, the Existing Indebtedness is the debt evidenced and secured by the documents listed in Exhibit "D" which is attached hereto and made a part hereof for all purposes.

             4.3 Allocation of Rents. Rents collected by Seller prior to Closing shall be prorated to the date of Closing. Purchaser shall apply rents received after Closing first to payment of the current rent due to Purchaser, then to delinquent rents due to Purchaser, and last to rents due to Seller as of the Closing but uncollected prior to settlement. Purchaser agrees to use its best efforts in good faith to collect the amount of any rental arrears from tenants and Purchaser agrees to remit promptly to Seller any such arrears actually paid by such tenants to Purchaser. Seller shall retain the right to commence legal action against a tenant for any delinquent rent apportioned to the Seller.


                                   ARTICLE V
                           POSSESSION OF THE PROPERTY

             5.1 Possession. Possession of the Property shall be delivered to Purchaser at closing, subject to the rights of the tenants under existing leases and rental agreements.


                                   ARTICLE VI
                        CONDITIONS PRECEDENT TO CLOSING

             6.1 Conditions Precedent. Purchaser's obligation to purchase shall be subject to and contingent upon the satisfaction of the following conditions precedent:

                   A. The receipt by Purchaser of Seller documents described in 7.2 below.

                   B.     Sellers representations and warranties described in
             Article VIII below remain true and correct.

                   C. There have been no material changes to the Property or leases other than those changes occurring in the ordinary course of Seller's business of operating the property as a residential apartment project.

                   D. Seller acknowledges that Purchaser is a public entity and that it is required to furnish financial statement to the Securities and Exchange Commission in connection with this acquisition. Seller agrees to make the Seller's books and records for the most recent twelve (12) months available for Purchaser and its auditors to audit. Seller acknowledges in this regard that Purchaser is a reporting company pursuant to relevant securities laws and is required to complete and submit to the Securities and Exchange Commission a report that is in compliance with accounting Regulation S-X of the Securities and Exchange Commission; provided, however, that in the event Purchaser does not terminate this agreement pursuant to 6.2.3, below, the failure of this condition shall not give rise to any right on the part of Purchaser to the return of the deposit. Purchaser agrees that it will provide Seller with a copy of any reports it receives or files regarding the Property which reports contain information relating to the period prior to Closing with respect which Seller has provided any information.

             6.2 Inspection. This Agreement shall be further subject to and contingent upon Purchaser's satisfactory inspection as follows:

                 6.2.1 Preparation for Inspection. Prior to the date of this agreement, Seller delivered to Purchaser, the receipt of which Purchaser hereby acknowledges, the information listed on Exhibit "E" attached hereto. Seller hereby certifies to Purchaser that to the best of Seller's knowledge and belief, all of such items are accurate and complete in all material respects.

                 6.2.2 Inspection of Books and Records: Access; Indemnification. During the period beginning on the date hereof and ending on May 17, 1996 (the "Inspection Period"), Purchaser, its employees, agents and contractors shall have the right to enter upon the Property (subject to the rights of the tenants) during normal business hours for the purpose of making physical inspections thereof, including but not limited to roofs, heating, cooling, electrical and plumbing systems, swimming pool, appliances, and structural elements of the buildings. In the event Seller or Seller's agents or employees does not allow Purchaser or Purchaser's agents, employees or contractors to enter upon the Property at the times and under the conditions stated herein, the Inspection Period shall be extended one (1) day for each day the inspection is not allowed; provided, however, that Purchaser shall give Seller notice of the delay within two (2) days of the date Purchaser believes it has been delayed. Failure to give timely notice of the delay shall preclude an extension of the Inspection Period attributable thereto. Purchaser shall not be entitled to conduct any studies or testing which may result in any destruction of the Property or any part thereof, any intrusive studies or testing regarding environmental matters, or any studies or testing which interferes in any way with the usual and customary operation of the Property without the prior written consent of the Seller, which consent will not be unreasonably withheld or delayed. Purchaser agrees to provide Seller with evidence of insurance covering any acts or omissions of Purchaser or its employees or agents while on the property and, Purchaser agrees to indemnify, defend and hold Seller and Seller's agents, employees, officers, directors, partners and shareholders harmless of and from any and all liabilities, costs, claims, causes of action or expenses (including reasonable attorneys fees and expenses resulting from or in any way connected to any act or omission of Purchaser or Purchaser's agent or employee while on or about the property. Seller shall give Purchaser notice of any claim made against purchaser hereunder within a reasonable period after Seller is notified of the same to allow Purchaser to defend the same. Purchaser and Purchaser's agents or employees are not authorized and may not take or authorize any acts that may result in the imposition of a lien on any of the Property. Purchaser agrees that if such a lien is asserted by any person or entity as a result of the act or omission of Purchaser, its agent or employee, Purchaser shall, within five (5) days of notice thereof by Seller, cause the release of such lien.

                 6.2.3 Right of Termination During Inspection Period. Purchaser shall also be permitted to review all original leases, expense records, tenant cards and occupancy data available. If Purchaser is not satisfied, in its sole and exclusive discretion, with the state of maintenance and repair of the Property or the rents, occupancy or expenses of the Property, then notwithstanding anything contained herein to the contrary, Purchaser shall have the right to terminate this Agreement by giving written notice to Seller before 5:00 p.m., Central Daylight Time, on May 17, 1996, and no party hereto shall have any further liability to any other party hereto (other than the indemnity and insurance obligations in Section 6.2.2), and all deposits shall be returned to Purchaser.

                 6.2.4 "Rent Ready". During the "Inspection Period," both
           Seller and Purchaser will inspect an apartment unit at the Property and mutually agree that said apartment shall be representative of a "rent ready" unit by which all other units shall be judged for "rent ready" condition at closing. All vacant apartment units, are to be in a "rent ready" condition (as defined above), at the time of closing and shall contain (but not be limited to) the following amenities, i.e., carpet, refrigerator, range, garbage disposal, heating, plumbing and electrical systems standard for the apartment project.

                 6.2.5 Condition of Personal Property at Closing. All personal property included in the sale and all mechanical, electrical, heating, air conditioning, sewer, water and plumbing systems will be in the same working order at the time of closing and in the same condition as at the time of the initial inspection by Purchaser. If Seller fails to make reasonable efforts to conserve the property, Purchaser shall have the option of waiving such requirement, in writing, and proceeding to closing, or Purchaser may void this Agreement and obtain a prompt return of its deposit.


                                  ARTICLE VII
                                    CLOSING

             7.1 Closing. Closing will be held on or before May 31, 1996, at the offices of the agent for Old Republic National Title Insurance Company, at 10:00am Eastern Daylight Time.

             7.2 Seller's Deliveries. At closing, Seller shall execute and deliver to Purchaser a Special Warranty Deed to the property conveying to Purchaser title to the property described in Exhibit "A" free and clear of all liens, charges and encumbrances except the Permitted Exceptions, and shall also execute, where necessary, and deliver to Purchaser, the following:

                  A. A Bill of Sale, with warranty of title, transferring the personal property (as shown in Exhibit "B") to Purchaser free of all liens, charges and encumbrances except the Permitted Encumbrances.

                  B. Originals or copies of all signed leases and rental agreements in effect with tenants of the Property.

                  C. All security and cleaning deposits made by such tenants. Seller and Purchaser will give the tenants the required notice of such transfer in compliance with the laws of NORTH CAROLINA.

                  D. A bills paid affidavit of Seller in the form attached
            hereto as Exhibit "F" which is required by the Title Company to omit from the title insurance policy the exclusion relating to unrecorded mechanic's and materialmen's liens.

                  E. A rent roll certified by Seller to be true and correct as of the date of closing showing the name of, and the amount of monthly rental payable, by each tenant of the Property, the apartment occupied by the tenant, the date to which rent has been paid, any advance payment of rent, and the amount of any escrow, or security deposit of tenant.

                  F. An affidavit of Seller that to the best of its information and belief there are, on the date of closing, no unsatisfied judgments, creditor's claims, tax liens, or pending bankruptcies involving Seller.

                 G. Seller shall provide, a certificate from a licensed extermination contractor, who is regularly engaged in the business of pest control, that all buildings are free from any termite or other wood-boring insect infestation. Said certificate shall be dated within 90 days of closing, bearing the Contractor's name, contractors license number, the signature of the party authorized to sign for the Contractor and the date of the inspection. Subject to the last sentence of this Section 7.2G, should damage exist Seller shall proceed to have any corrective work completed prior to closing or Purchaser, at its option, may either proceed to settlement and have such sums required for repairs deducted from Seller's proceeds, or may in its sole discretion terminate this Agreement upon which the deposit shall be promptly returned to Purchaser and no party shall have any rights hereunder except as set forth in Section 6.2.2. Notwithstanding the foregoing, in the event the cost to repair exceeds $25,000.00, Seller shall have the right, in its sole discretion, to either make such repairs or to notify Purchaser that it has elected not to make such repairs, in which event the Purchaser may elect to terminate this Agreement and any deposit shall be promptly returned to Purchaser and no party shall have any rights hereunder except as set forth in Section 6.2.2.

               H. Assignments of all Seller's interest in the following: (1) all assignable licenses and permits relating to the operation of the Property; (2) the leases and rental agreements with tenants of the Property; (3) the existing Property telephone number; and (4) the business and trade name as set forth in Paragraph 1.1.

               I. Assignments of all warranties and guarantees to the extent such are still in effect and provide Purchaser with copies (which are in Seller's possession) of all such warranties and guarantees without limitation for all appliances, dishwashers, disposals, refrigerators, heating and air conditioning units, washers and dryers.

               J. Consent of the partners of Seller as required pursuant to the Seller's partnership agreement (and Seller agrees to provide to Purchaser evidence of such consent on or before May 24, 1996).

               K. Provide documents for the transfer of the telephone, electric, water and sewer, and gas utilities, as may be required by the utility, for execution at closing.

               L. Reasonably satisfactory evidence of the power and authority of Seller to enter into and consummate this agreement, including but not limited to:

                     (i) An opinion of Seller's counsel, in a form reasonably satisfactory to Purchaser, stating that:

                              (a) The individual(s) executing the deed and related documents are duly authorized to do all such acts as are necessary to consummate this sale, without further consent of any other party; and

                              (b) That the partner or officer can bind the partnership or Corporation.

                  M. Seller shall provide a satisfactory and valid written
            termination of the management agreement executed by the existing management and rental agent for the Property, without cost to the Purchaser.

                  N. A notice letter to all the residents of the apartment complex as to change of ownership in the form prepared by the Purchaser and approved by Seller, which approval will not be unreasonably withheld or delayed.

                  O. All such other documents as are reasonably required or appropriate to transfer the Property in accordance with North Carolina law or are reasonably requested by Purchaser or its counsel.

                  P. A representation letter as normally required by auditors for a public company in the form attached hereto as Exhibit "G". This clause shall survive closing for one year.

                  Q. An indemnity agreement in a form reasonably acceptable to Purchaser indemnifying Purchaser from any acts or omissions of Seller occurring on or before the date of Closing.

             7.3 Purchaser's Deliveries. At closing and contemporaneously with the Seller's compliance with the provisions of Section 7.2, Purchaser shall:

                  A. Pay to Seller the cash portion of the purchase price, adjusted for the prorations and credits provided for in this agreement.

                  B. Execute and deliver an assumption of obligations under leases, securities, any contracts which may be accepted by the Purchaser and any other obligations specifically set forth herein.

                  C. Execute and deliver an indemnity agreement in a form reasonably acceptable to Seller indemnifying Seller from any acts or omissions of Purchaser occurring from and after the date of Closing.

                  D. Deliver to Seller reasonably satisfactory evidence of the power and authority of Purchaser to enter into and consummate this agreement, including but not limited to:

                     (i) An opinion of Purchaser's counsel, in form reasonably satisfactory to Seller, stating that:

                              (a) The individual(s) executing the documents delivered at Closing are duly authorized to do all such acts as are necessary to consummate the transactions described herein, without further consent of any other party; and

                              (b) The officer can bind the corporation.

                  E. Pay the amounts required to be paid to the holder of the Existing Indebtedness as a prepayment penalty, yield maintenance charge or otherwise, as provided in Section 4.2, above; provided, however, such amount shall not exceed $171,281.16. In the event the amount does exceed $171,281.16, Seller shall have the right to pay the amount in excess of $171,281.16; however, if Seller elects not to pay the excess, Purchaser may either pay the same or terminate this Agreement in which event neither party shall have any further liability to any other party hereto (other than the indemnity and insurance obligations in Section 6.2.2), and all deposits shall be returned to Purchaser.

             7.4 Insured Closing Letter. At Closing, and as a condition thereof, Seller shall have been provided an insured closing letter from Old Republic National Title Insurance Company in a form reasonably acceptable to Seller and in accordance with ALTA practices.


                                  ARTICLE VIII
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

             8.1 Representations of the Parties. Seller warrants (which warranties shall not survive settlement unless designated to the contrary) that as of the date of closing hereof:

                  A. That Seller, is the owner in fee simple of the Property and has the power to convey same.

                  B. That Seller is not subject to any other agreements or arrangements, with the exception of those contained in any existing mortgage documents and those for which consents will be obtained prior to Closing which would prevent Seller from selling the Property to Purchaser. This warranty shall survive for one year following closing.

                 C. All necessary action has been or will be taken by Seller prior to the end of the inspection period to authorize the execution of this Agreement and the performance of the obligations contemplated hereunder, which are not excluded elsewhere in existing mortgage documents. This warranty shall survive for one year following closing.

                 D. Except as shown on the rent roll, Seller has no actual knowledge and has not been advised in writing that it is in default under any lease, rental agreement service or equipment contract, or mortgage or other encumbrances relating to the Property. This warranty shall survive for one year following closing.

                 E. Seller has no actual knowledge of any patent or latent defect in the Property or any part thereof. This warranty shall survive for one year following closing.

                 F. Seller has no actual knowledge of any existing or threatened litigation which relates to or which would affect the Property other than any actions that may relate to collection of delinquent rent. This warranty shall survive for one year following closing.

                 G. To the best of Seller's knowledge, the drainage within the project is satisfactory and Seller has received no written notice that it fails to comply with government regulations; however, Seller has received a report regarding storm water under cover of letter dated July 27, 1993, from Campco Engineering, Inc., consulting engineers, and has provided the same to Purchaser. This representation shall survive for one year following closing.

                 H. Seller has not received any written notice that any part of the Property or the operation of the Property, is in violation or may violate any governmental statute, regulation, ordinance or building code or of any private restriction, that any governmental authority requires any work to be done on or affecting the Property, or that any governmental authority has expressed an intent to condemn or to make special improvements for the benefit of the Property or any part thereof. This warranty shall survive for one year following closing.

                 I. That Seller is not a "foreign person" within the meaning of the Internal Revenue Code of 1954, as amended (the "Code"), and that Seller will furnish to Purchaser prior to closing an affidavit in form satisfactory to Purchaser confirming the same.


      J. Based solely on the environmental assessment obtained by a limited partner of Seller dated September 20, 1991, from Law Engineering, Inc., a copy of which has been delivered to Purchaser and the update of that environmental assessment obtained by Purchaser, to the best of Seller's knowledge, the Property was never utilized as a disposal site for hazardous waste products and will furnish to Purchaser an affidavit confirming same.

      K. Seller covenants and agrees that, between this date and the date of closing, Seller shall continue to maintain, operate and manage the Property in a manner consistent with its prior practices, making reasonable efforts to do nothing which might damage the reputation of the Property or the relationships with the tenants. From and after the end of the Inspection Period, except upon a default by the tenant thereunder, Seller shall not permit the modification, extension or cancellation of any tenant lease (except in accordance with the terms of such lease, or extension in accordance with market rate and terms) or any dealing with any tenant other than the ordinary course of managing the Property, without the prior written consent of Purchaser. If the leases of any tenants expire before (30) days after the date of closing, Seller shall, up to the date of closing and without cost to the Purchaser, continue its normal course of operation with respect to causing tenants to be obtained for apartments which are unrented.

      L. Except as shown on the rent roll, Seller has not given any tenants under any of the leases any monetary concessions that can be claimed by the tenant after Closing.

   8.2 CONTINUATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS TO THE DATE OF CLOSING. If each of the warranties set forth in this section does not remain true up to and including the time of closing as to any material matters, this Agreement, at Purchaser's election, shall be terminated (subject to the provisions of Section 6.2.2), and Seller shall return all payments made by Purchaser, or Purchaser may elect to close the sale and waive failure of the warranties.

   8.3 BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding the provisions of 8.2 above, in the event Purchaser has actual knowledge of any breach by Seller of a representation and warranty at or before Closing, Purchaser's remedy shall be to elect to (i) close the transaction in accordance with the terms of this agreement and waive such breach, or (ii) terminate this agreement, in which event the deposit shall be promptly returned to Purchaser, the provisions of Section 6.2.2 shall continue to apply, and Seller shall indemnify Purchaser for all reasonable costs incurred by Purchaser and which are directly attributable the transaction described herein including, without limitation, any costs incurred by Purchaser in connection with its due diligence (including reasonable attorneys fees and expenses); provided, however, any such damages shall be limited to not more than $50,000.00 and in no event shall Seller be liable or responsible for any loss of opportunity, consequential, or other damages alleged to have been incurred by Purchaser.


                                   ARTICLE IX
                           CONDEMNATION; RISK OF LOSS

   9.1 PROPERTY DAMAGE. If, prior to closing, any part of the Property is damaged by fire or other casualty, Seller shall repair such damage before the date provided herein for closing. If such damage cannot be repaired by such time, and the reasonable cost of such repair exceeds $200,000.00 (as reasonably determined by Purchaser and Seller), this Agreement may be canceled at the option of the Purchaser; provided, however, if Purchaser does not elect to cancel, Purchaser shall close hereunder in which event Seller shall pay to Purchaser or credit the Purchase Price with the amount of any applicable deductible and assign the insurance proceeds to Purchaser at closing. In the event of cancellation as aforesaid, this Agreement shall become null and void and the parties shall be released (except for the obligations under Section 6.2.2) and all payments made shall be returned. In the event the damage is less than $200,000.00, or should Purchaser elect to carry out this Agreement despite such damage, Seller and Purchaser shall attempt to agree to such repair and/or replacement and determine the amount of insurance proceeds available therefor and, upon such agreement, Seller shall assign to Purchaser all insurance proceeds arising from such damage and will compensate Purchaser for lost rent collections to the extent of insurance proceeds actually received. Seller shall promptly notify Purchaser in writing upon the occurrence of any such damage.

   9.2 CONDEMNATION. In the event of any actual or threatened taking, pursuant to the power of eminent domain, all or any part thereof, or any actual or proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after Seller learns or receives notice thereof. Upon a taking of a material part of the Property (any part of the building or more than 5% of the parking area), Purchaser may elect to either (a) terminate this Agreement, in which event the Deposit shall be immediately returned to Purchaser and all other rights and obligations of the parties hereunder shall terminate immediately, or (b) to waive its right to terminate this Agreement and proceed to closing, in which event all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid to the Purchaser at closing, if such payment has been received or Seller shall assign to Purchaser the rights to such payments.

   9.3 RISK OF LOSS. Prior to closing, all risks of loss or damage by every casualty shall be borne by the Seller.



                                   ARTICLE X
                             BROKER'S COMMISSION

   10.1 COMMISSION. Seller agrees to pay a brokerage fee to LAT PURSER & ASSOC., pursuant to a separate agreement between Seller and Brokers. Said brokerage fee shall be deemed earned if, and only if, settlement occurs hereunder, and shall not be deemed earned even if Purchaser and/or Seller wrongfully fail(s) to consummate the purchase and sale herein contemplated. Purchaser shall not be obligated for any brokerage fees to any broker, and Seller agrees to hold Purchaser harmless in connection with such fees. Seller and Purchaser represent and warrant to each other that no other brokerage fees are or shall be owing in connection with this transaction or in any way with the Apartments and Seller and Purchaser harmless in connection with such fees. Seller and Purchaser represent and warrant to each other that no other brokerage fees are or shall be owing in connection with this transaction or in any way with the Apartments, and Seller and Purchaser hereby indemnify and hold the other harmless from any and all claims of any other person so claiming.


                                   ARTICLE XI
                                    DEFAULT

   11.1 DEFAULT DEFINED. Default for the purpose of this Agreement shall mean any failure by Seller or Purchaser to fulfill all the terms, conditions and covenants contained herein after notice of default has been given to the party whose act or omission has created a default or alleged default and such party has failed to cure the default within ten (10) days after such notice; however, it shall not be an event of default for either party to exercise its rights to terminate this contract as contained in other provisions herein.

   11.2 SELLER'S DEFAULT. Upon Seller's default, the Purchaser, at its election, may either (1) require specific performance of Seller, (2) cancel this Agreement and obtain a prompt return of the deposit, in which case this Agreement shall be terminated and the parties released from all obligations hereunder (except as set forth in Section 6.2.2), or (3) the Purchaser may waive such defaults and proceed to settlement. Seller shall indemnify Purchaser for any reasonable costs incurred by Purchaser if Purchaser elects to pursue its option (1) noted above, to include reasonable attorney fees; provided, however, that Purchaser's damages at law in connection with such remedy shall be limited to (i) the direct costs of Purchaser in connection with its due diligence efforts (including reasonable attorneys fees and expenses), (ii) reasonable attorneys fees and expenses incurred in connection with such action and (iii) only in the event of a wilful breach of this Agreement with regard to a matter within the control of Seller, an amount equal to the difference between the amount Purchaser would have earned on its investment in the project had the transaction described herein closed on the date Purchaser tendered full performance and the amount Purchaser earned (or did not incur) on the funds required to close but limited to not more than $150,000.00.

   11.3 PURCHASER'S DEFAULT. Upon Purchaser's default, this Agreement shall be terminated and both parties released from all obligations hereunder, and the deposit shall be retained by the Seller as liquidated damages. Seller shall have no other remedy against Purchaser in the event of Purchaser's default.


                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

   12.1 ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties; it supersedes all previous agreements and representations which are deemed merged herein and may not be modified except in writing.

   12.2 ASSIGNMENT. Purchaser may assign this Agreement to Cornerstone Realty Income Trust, Inc. but may not otherwise assign this Agreement without Seller's consent; provided, however that such consent will not be unreasonably withheld or delayed subject to Purchaser's demonstration to the reasonable satisfaction of Seller that the proposed assignee is not a party in interest (as such term is used in the Employee Retirement Income Security Act of 1974, as amended) of Seller or any of the holders of a direct or indirect interest in Seller.

   12.3 SEVERABILITY. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision, sentence, phrase, or word to persons or circumstances, other than those as to which it is held invalid, shall remain in full force and effect.

   12.4 BINDING EFFECT. The parties to the Agreement mutually agree that it shall be binding upon and inure to the benefit of their respective heirs, representatives, successors in interest and assigns.

   12.5 CONTROLLING LAW. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the provisions of the laws of the State set forth in Paragraph 1.1.

   12.6 COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear in each counterpart hereof, and it shall be sufficient that the signature on behalf of both parties hereto appear on one or more such counterparts. All counterparts shall collectively constitute a single contract.

   12.7 INCORPORATION BY REFERENCE. All of the Exhibits referred to herein and/or attached hereto shall be deemed to constitute a part of the Agreement.

   12.8 HEADINGS. The headings of the Articles and sections hereof are inserted for convenience only and shall not be deemed to constitute a part of the Agreement.

   12.9 CONSTRUCTION OF CONTRACT. Each party hereto have reviewed and revised (or requested revisions of) this Agreement, and therefore the normal rule of construction that any ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Contract or any amendments or exhibits hereto.


                                  ARTICLE XIII
                                     NOTICE

   13.1 NOTICE. All notices required or permitted to be given under this Agreement shall be in writing and shall be sent or delivered to the address set forth below (or such other address as may be hereafter specified in writing):



   To Seller:             BH Apartments Limited Partnership
                          c/o The Jagger Company
                          1201 Spyglass Drive, Suite 200
                          Austin, Texas 78746

   With a copy to
   Seller's Attorneys:    Robert E. Morrison
                          Brown McCarroll & Oaks Hartline
                          300 Crescent Court, Suite 1400
                          Dallas, Texas 75201

   With a copy to:        Invesco Realty Advisors, Inc.
                          One Lincoln Center
                          Suite 1200
                          5400 LBJ Freeway, Lock Box 2
                          Dallas, Texas 75240
                          Attn: Asset Manager, Beacon Hill

   To Purchaser:          S. J. Olander
                          Cornerstone Realty Group, Inc.
                          306 E. Main Street
                          Richmond, VA 23219

   With a copy to
   Purchaser's Attorneys: Harry S. Taubenfeld, Esq.
                          Zuckerbrod & Taubenfeld
                          575 Chestnut St., P.O. Box 488
                          Cedarhurst, NY 11516

   13.2 DELIVERY OF NOTICE. Notices sent either by Registered or Certified Mail, Return Receipt Requested, or by overnight express mail shall be deemed given when deposited in the United States Mail, postage prepaid, or delivered to a reliable overnight courier. Notices sent in any other manner shall be deemed given only when actually delivered at the specified address.

   13.3 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary contained herein or in any document executed in connection herewith, the limited partner of Seller shall not be liable to Purchaser for any obligations contained herein or in any documents executed and delivered in connection herewith.

   IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed this day and date first written above.



SELLER:

BH APARTMENTS LIMITED PARTNERSHIP

BY: BEACON HILL APARTMENTS JOINT VENTURE, a Texas
    joint venture, its Managing General Partner

BY: Jagger Interests, Ltd., a Texas limited
    partnership, a joint venturer

BY: The Jagger Company, a Texas corporation,
    its general partner

BY:/s/ VINCENT J. SCALCO
       Vincent J. Scalco, President



PURCHASER:

CORNERSTONE REALTY GROUP, INC.

By: /s/ S. J. OLANDER

Its: Senior Vice President